Free Writing Prospectus pursuant to Rule 433 dated March 5, 2025

Registration Statement No. 333-284538

F

Market Linked Securities — Auto-Callable with Leveraged Upside Participation and Contingent Downside Principal at Risk Securities Linked to the Nasdaq-100 Index® due March 19, 2029

Summary of Terms
Company (Issuer) and Guarantor:	GS Finance Corp. (issuer) and The Goldman Sachs Group, Inc. (guarantor)	CUSIP:	40058H5C9
Market measure:	the Nasdaq-100 Index® (the “underlier”)	Tax	See “Supplemental Discussion of U.S.
Pricing date:	expected to be March 14, 2025	consequences:	Federal Income Tax Considerations” in
Issue date:	expected to be March 19, 2025		the accompanying preliminary pricing supplement
Calculation day:	expected to be March 14, 2029
Stated maturity date:	expected to be March 19, 2029	Hypothetical Payout Profile*
Starting level:	the closing level of the underlier on the pricing date

150%
100%
50%
0%
-50%
-100%
Security Return
Call Date (Call Premium: 10.00%)
25% Buffer
Hypothetical Maturity Payment Amount
Underlier
Call Date Payment Amount
-100%
-50%
-25%
0%
50%
100%
Hypothetical Underlier Return

Ending level:	the closing level of the underlier on the calculation day
Underlier return:	ending level – starting level starting level
Upside participation rate:	at least 151.40% (set on the pricing date)
Threshold level:	75% of the starting level
Threshold amount:	25%
Call date:	expected to be March 19, 2026
Call premium:	10.00% of the face amount ($100.00 per security)
Call settlement date:	three business days after the call date
Automatic call:

if the closing level of the underlier on the call date is greater than or equal to the starting level, the securities will be automatically called, and on the call settlement date the company will pay, for each $1,000 of the outstanding face amount, an amount in cash equal to $1,000 plus the call premium

* assumes an upside participation rate of 151.40%.

If the securities are automatically called, the positive return on the securities will be limited to the call premium, even if the closing level of the underlier on the call date significantly exceeds the starting level. If the securities are automatically called, you will not have the opportunity to participate in any appreciation of the underlier at the upside participation rate.

If the securities are not automatically called and the ending level is less than the threshold level, you will have 1-to-1 downside exposure to the decrease in the level of the underlier and will lose more than 25%, and possibly all, of the face amount of your securities at maturity.

You should read the accompanying preliminary pricing supplement dated March 5, 2025, which we refer to herein as the accompanying preliminary pricing supplement, to better understand the terms and risks of your investment, including the credit risk of GS Finance Corp. and The Goldman Sachs Group, Inc.

The securities are part of the Medium-Term Notes, Series F program of GS Finance Corp. and are fully and unconditionally guaranteed by The Goldman Sachs Group, Inc. This document should be read in conjunction with the following:

●
Preliminary pricing supplement dated March 5, 2025
●
WFS product supplement no. 5 dated February 14, 2025
●
Underlier supplement no. 43 dated February 14, 2025
●
Prospectus supplement dated February 14, 2025
●
Prospectus dated February 14, 2025

Payment amount at maturity (for each $1,000 face amount of your securities):
•
if the ending level is greater than the starting level: $1,000 plus:

$1,000 × underlier return × upside participation rate;

•
if the ending level is less than or equal to the starting level but greater than or equal to the threshold level: $1,000; or
•
if the ending level is less than the threshold level:

$1,000 + ($1,000 × underlier return)

Underwriting discount:

up to 2.575% of the face amount*; Wells Fargo Securities, LLC (“WFS”) is the agent for the distribution of the securities. WFS will receive the underwriting discount of up to 2.575% of the aggregate face amount of the securities sold. The agent may resell the securities to Wells Fargo Advisors (“WFA”) at the original issue price of the securities less a concession of 2.00% of the aggregate face amount of the securities. In addition to the selling concession received by WFA, WFS advises that WFA may also receive out of the underwriting discount a distribution expense fee of 0.075% for each $1,000 face amount of a security WFA sells.

* In addition, in respect of certain securities sold in this offering, GS&Co. may pay a fee of up to 0.30% of the aggregate face amount of the securities sold to selected securities dealers in consideration for marketing and other services in connection with the distribution of the securities to other securities dealers.

The estimated value of your securities at the time the terms of your securities are set on the pricing date is expected to be between $900 and $930 per $1,000 face amount. See the accompanying preliminary pricing supplement for a further discussion of the estimated value of your securities.

The securities have more complex features than conventional debt securities and involve risks not associated with conventional debt securities. See “Risk Factors” in this term sheet and in the accompanying preliminary pricing supplement. This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the securities without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underlier, the terms of the securities and certain risks.

About Your Securities

GS Finance Corp. and The Goldman Sachs Group, Inc. have filed a registration statement (including a prospectus, as supplemented by the prospectus supplement, underlier supplement no. 43, WFS product supplement no. 5 and preliminary pricing supplement listed below) with the Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus, prospectus supplement, underlier supplement no. 43, WFS product supplement no. 5 and preliminary pricing supplement, and any other documents relating to this offering that GS Finance Corp. and The Goldman Sachs Group, Inc. have filed with the SEC for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at sec.gov. Alternatively, we will arrange to send you the prospectus, prospectus supplement, underlier supplement no. 43, WFS product supplement no. 5 and preliminary pricing supplement if you so request by calling (212) 357-4612.

Risk Factors

An investment in the securities is subject to risks. Many of the risks are described in the accompanying preliminary pricing supplement, accompanying WFS product supplement no. 5, accompanying underlier supplement no. 43, accompanying prospectus supplement and accompanying prospectus. Below we have provided a list of risk factors discussed in the accompanying preliminary pricing supplement (but not those discussed in the accompanying WFS product supplement no. 5, accompanying underlier supplement no. 43, accompanying prospectus supplement and accompanying prospectus). In addition to the below, you should read in full “Selected Risk Considerations” in the accompanying preliminary pricing supplement, “Risk Factors” in the accompanying WFS product supplement no. 5, “Additional Risk Factors Specific to the Securities” in the accompanying underlier supplement no. 43, as well as the risks and considerations described in the accompanying prospectus supplement and accompanying prospectus.

The following risk factors are discussed in greater detail in the accompanying preliminary pricing supplement:

Risks Related to Structure, Valuation and Secondary Market Sales

▪
The Estimated Value of Your Securities At the Time the Terms of Your Securities Are Set On the Pricing Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Offering Price Of Your Securities
▪
The Securities Are Subject to the Credit Risk of the Issuer and the Guarantor
▪
The Call Premium You Will Receive on the Call Settlement Date If Your Securities Are Automatically Called and the Amount You Will Receive on the Stated Maturity Date If Your Securities Are Not Automatically Called is Not Linked to the Closing Level of the Underlier at Any Time Other Than on the Call Date or the Calculation Day, as the Case May Be
▪
You May Lose Your Entire Investment in the Securities
▪
The Return on Your Securities May Change Significantly Despite Only a Small Change in the Level of the Underlier
▪
The Amount You Will Receive on the Call Settlement Date Will Be Capped Due to the Call Premium

▪
Your Securities Are Subject to Automatic Redemption
▪
Your Securities Do Not Bear Interest
▪
You Have No Shareholder Rights or Rights to Receive Any Underlier Stock
▪
The Market Value of Your Securities May Be Influenced by Many Unpredictable Factors

Additional Risks Related to the Underlier

▪
As Compared to Other Index Sponsors, Nasdaq, Inc. Retains Significant Control and Discretionary Decision-Making Over the Underlier Which May Have an Adverse Effect on the Level of the Underlier and on Your Securities
▪
An Investment in the Offered Securities Is Subject to Risks Associated with Foreign Securities
▪
Government Regulatory Action, Including Legislative Acts and Executive Orders, Could Result in Material Changes to the Composition of an Underlier with Underlier Stocks from One or More Foreign Securities Markets and Could Negatively Affect Your Investment in the Securities

Risks Related to Tax

▪
Certain Considerations for Insurance Companies and Employee Benefit Plans
▪
The Tax Consequences of an Investment in Your Securities Are Uncertain
▪
Foreign Account Tax Compliance Act (FATCA) Withholding May Apply to Payments on Your Securities, Including as a Result of the Failure of the Bank or Broker Through Which

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the securities without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underlier, the terms of the securities and certain risks.

Free Writing Prospectus pursuant to Rule 433 dated March 5, 2025

Registration Statement No. 333-284538

You Hold the Securities to Provide Information to Tax Authorities

For details about the license agreement between the underlier sponsor and the issuer, see “The Underliers - Nasdaq-100 Index®” on page S-65 of the accompanying underlier supplement no. 43.

Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo & Company.